Exhibit 99.1
NEWS
RELEASE
FOR IMMEDIATE RELEASE
CONTACT: Chris L. Nines
                      (512) 433-5210
FORESTAR GROUP INC. REPORTS
THIRD QUARTER 2011 RESULTS
     Well Positioned To Benefit from Increasing Oil Production and Declining Finished Lot Inventories in Texas Markets
          “During third quarter, a substantial increase in our share of oil production generated the highest quarterly royalty revenues over the last two years, as we began to realize the benefit of increased oil production related to 2,800 acres in the Upper Wilcox formation located in Beauregard Parish, Louisiana. These wells are expected to significantly increase our reserves, a driver of future cash flow and earnings growth. In addition, our increased residential lot sales activity reflects declining finished lot inventories and relatively stable demand in the major markets of Texas. In addition, we sold 57,000 acres of timberland for approximately $87 million, generating a gain on sale of almost $62 million, essentially completing the timberland sales portion of our near-term strategic initiatives,” said Jim DeCosmo, president and chief executive officer of Forestar Group.
Third Quarter Significant Highlights
Minerals — Oil & Gas
•	Nine new oil and gas wells completed; 510 active wells producing oil and natural gas operated by exploration and production lessees at quarter-end

•	Oil production up over 50% compared with third quarter 2010 and second quarter 2011
Real Estate
•	Sold 311 finished residential lots, a 66% increase compared with third quarter 2010 and a 10% increase compared with second quarter 2011 — Over 1,500 lots under option contracts

•	Sold 25 acres of raw entitled land for $1.9 million, representing the remaining 80 undeveloped lots in a residential community located near Dallas, Texas
Strategic Initiatives
•	Sold 50,000 acres of timberland in Georgia and Alabama to Plum Creek for $75 million

•	Sold 7,000 acres of timberland in Texas to The Conservation Fund for $12 million
          AUSTIN, TEXAS, November 2, 2011—Forestar Group Inc. (NYSE: FOR) today reported third quarter 2011 net income of approximately $36.4 million, or $1.02 per diluted share, compared with third quarter 2010 net income of $8.9 million, or $0.25 per diluted share outstanding. Third quarter 2011 result include a gain of $1.12 per diluted share, after-tax, from the sale of about 57,000 acres of timberland for approximately $87 million.
          Forestar manages its operations through three business segments: Real Estate, Mineral Resources and Fiber Resources.

MINERAL RESOURCES
•	Nine new wells completed by exploration and production lessees, 510 active wells, up 19 compared with third quarter 2010
•	Oil production up over 50% compared with third quarter 2010 and second quarter 2011
•	Leased 380 net mineral acres in Louisiana and Texas
•	Over 67,000 net mineral acres put in play during 2011 through leases, seismic and exploration agreements, targeting oil and natural gas liquid opportunities
Segment Financial Results:

($ in millions)	3Q 2011	3Q 2010	2Q 2011
Segment Revenues	$5.9	$6.7	$4.6
Segment Earnings	$3.6	$6.2	$3.1
          Mineral resources segment earnings declined in third quarter 2011 compared with third quarter 2010 principally due to lower lease revenues and increased costs associated with developing our water initiatives as a result of our acquisition of a water resources company in fourth quarter 2010. Segment earnings increased in third quarter 2011 compared with second quarter 2011 primarily due to increased royalties associated with a 50% increase in oil production.
REAL ESTATE
•	Sold 311 finished residential lots, a 66% increase compared with third quarter 2010 and a 10% increase compared with second quarter 2011 — Over 1,500 lots under option contracts
•	Sold 80 paper lots for $1.9 million, representing the remaining 25 acres of undeveloped entitled land in a residential community located near Dallas, Texas
•	Sold 550 acres of undeveloped land for $2,800 per acre
•	Acquired 180 fully developed lots for $9 million in a master-planned, mixed-use community located in Houston, Texas — including the right to receive about $4 million in reimbursements through a development agreement with the City of Houston
•	Acquired two multifamily development sites for $9 million — located in Austin and Dallas
Segment Financial Results:

($ in millions)	3Q 2011	3Q 2010	2Q 2011
Segment Revenues	$19.1	$15.1	$19.6
Segment Earnings (Loss)	($4.3)	($1.9)	$1.0
          Third quarter 2011 real estate segment earnings were down compared with third quarter 2010 and second quarter 2011 due to $3.4 million in charges principally related to environmental remediation activities at our San Joaquin River project located near Antioch, California.

FIBER RESOURCES
•	Sold over 108,000 tons of fiber
•	Recreational leasing activity remains strong, almost 99% of available land leased
Segment Financial Results:

($ in millions)	3Q 2011	3Q 2010	2Q 2011
Segment Revenues	$1.3	$2.2	$1.3
Segment Earnings	$0.5	$1.4	$0.7
          Third quarter 2011 fiber resources segment earnings declined compared with third quarter 2010 principally due to reduced harvest volumes associated with the sale of 30,000 acres of timberland during 2010 and postponing harvest plans on acres previously held for sale. Recreational leasing activity remained strong during the quarter, with almost 99% of available land leased for recreation. Second quarter 2011 fiber resources segment earnings include a $0.2 million gain on the termination of a timber lease.
OUTLOOK
          “Higher oil prices have increased exploration and production in Louisiana, creating additional opportunities to deliver value through increasing royalty income and working interests. Since first quarter 2011, we have elected to take working interests in three oil wells in Beauregard Parish, Louisiana. These working interests provide Forestar with an additional low-cost, low-risk opportunity to realize the greatest value from every acre by securing a greater interest in oil and gas production.
          “Natural gas prices have remained soft during 2011, principally due to increased production and high levels of inventory. As a result, we have experienced lower demand for mineral leases as operators focus primarily on drilling wells to hold existing leases. Longer-term, we are bullish on the outlook for natural gas as there are abundant domestic supplies which reduces Middle Eastern geopolitical risk, natural gas is currently much cheaper than oil on an energy equivalent basis, it is a cleaner burning fuel compared with oil and coal and demand will benefit from continued population growth and increased economic activity.
          “We continue to see improving housing fundamentals in our Texas markets, driven by continued tightening of finished residential lot inventories and relatively stable market demand. In addition, we remain confident that underlying fundamental demand for single and multifamily housing will improve as markets recover from the economic downturn.
          “During third quarter 2011 we sold 57,000 acres of timberland, essentially completing the sale of 175,000 acres of timberland associated with our near-term strategic initiatives. In addition, excluding $26.5 million of non-recourse debt associated with the acquisition of a multifamily project during fourth quarter 2010, we have reduced debt over $150 million since first quarter 2009, and repurchased 1.2 million shares of our common stock since second quarter 2010. Through the successful execution of our strategic initiatives, we have transformed our balance sheet, significantly improving liquidity and financial flexibility, positioning the company to maximize long-term value for shareholders,” concluded Mr. DeCosmo.

          The Company will host a conference call on November 2, 2011 at 10:00 am ET to discuss results of third quarter 2011. The meeting may be accessed through webcast or by conference call. The webcast may be accessed through Forestar’s Internet site at www.forestargroup.com. To access the conference call, listeners calling from North America should dial 1-866-804-6927 at least 15 minutes prior to the start of the meeting. Those wishing to access the call from outside North America should dial 1-857-350-1673. The password is Forestar. Replays of the call will be available for two weeks following the completion of the live call and can be accessed at 1-888-286-8010 in North America and at 1-617-801-6888 outside North America. The password for the replay is 72520808.
About Forestar Group
Forestar Group Inc. operates in three business segments: real estate, mineral resources and fiber resources. At the end of the third quarter 2011, the real estate segment owns directly or through ventures over 159,000 acres of real estate located in nine states and twelve markets in the U.S. The real estate segment has 16 real estate projects representing approximately 27,600 acres currently in the entitlement process, and 75 entitled, developed and under development projects in seven states and eleven markets encompassing almost 16,000 acres, comprised of approximately 28,000 residential lots and over 2,300 commercial acres. The mineral resources segment manages about 602,000 net acres of oil and gas mineral interests located principally in Texas, Louisiana, Alabama, and Georgia. Also included in the mineral resources segment is a 45% nonparticipating royalty interest in groundwater produced or withdrawn for commercial purposes from approximately 1.4 million acres in Texas, Louisiana, Georgia and Alabama and about 17,800 acres of groundwater leases in central Texas. The fiber resources segment includes the sale of wood fiber and management of our recreational leases. Forestar’s address on the World Wide Web is www.forestargroup.com.
Forward-looking Statements
This release contains “forward-looking statements” within the meaning of the federal securities laws. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements. Factors and uncertainties that might cause such differences include, but are not limited to: general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including development costs; demand for new housing, including impacts from mortgage credit availability; lengthy and uncertain entitlement processes; cyclicality of our businesses; accuracy of accounting assumptions; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond our control. Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this news release.

FORESTAR GROUP INC.
(UNAUDITED)
Business Segments

	Third Quarter		First Nine Months
	2011	2010	2011	2010
	(In thousands,		(In thousands,
	except per share)		except per share)
Revenues
Real estate	$19,060	$15,139	$59,814	$53,936
Mineral resources	5,871	6,654	17,784	18,387
Fiber resources	1,310	2,220	3,968	6,185

Total revenues	$26,241	$24,013	$81,566	$78,508

Segment earnings (loss)
Real estate	$(4,266)	$(1,883)	$(684)	$883
Mineral resources	3,592	6,196	12,292	16,640
Fiber resources	446	1,372	1,790	3,900

Total segment earnings (loss)	(228)	5,685	13,398	21,423

Items not allocated to segments
General and administrative expense (a)	(4,827)	(3,860)	(15,824)	(13,438)
Share-based compensation expense	3,553	(1,817)	(399)	(7,370)
Gain on sale of assets	61,784	15,441	61,784	15,441
Interest expense	(4,271)	(3,913)	(12,933)	(12,562)
Other non-operating income	26	246	77	690

Income before taxes	56,037	11,782	46,103	4,184
Income tax expense	(19,609)	(2,860)	(16,069)	(1,507)

Net income attributable to Forestar Group Inc.	$36,428	$8,922	$30,034	$2,677

Net income per common share:
Basic	$1.03	$0.25	$0.85	$0.07
Diluted	$1.02	$0.25	$0.84	$0.07

Weighted average common shares outstanding:
Basic	35.5	35.9	35.5	36.1
Diluted	35.8	36.4	35.9	36.6

	Third Quarter
Supplemental Financial Information:	2011	2010
	(In thousands)
Cash & Cash Equivalents	$29,121	$4,483
Borrowings under credit facility	$130,000	$144,000
Other debt (b)	93,697	73,566

Total debt	$223,697	$217,566

(a)	General and administrative expenses include $0.5 million and $3.2 million for third quarter and first nine months 2011 paid to outside advisors related to private debt offerings which were withdrawn due to the deterioration in terms available to us in the capital markets.

(b)	Consists principally of consolidated venture non-recourse debt.

FORESTAR GROUP INC.
MINERAL RESOURCES SEGMENT
PERFORMANCE METRICS

	Third Quarter		First Nine Months
MINERAL RESOURCES	2011	2010	2011	2010
Leasing Activity
Acres Leased	380	9,600	7,700	11,700
Average Bonus / Acre	$265	$274	$288	$495
Delay Rental Revenues	$252,800	$890,000	$479,300	$2,080,000
Royalties[1]
Natural Gas Production (MMcf)	408.0	436.6	1,248.4	1,291.6
Average Natural Gas Price ($ / Mcf)	$4.27	$4.11	$3.96	$4.38
Oil Production (Barrels)	42,300	27,700	102,200	87,600
Average Oil Price ($ / Barrel)	$97.83	$71.41	$94.23	$72.53
MMcfe Production[2]	662.1	602.8	1,861.6	1,817.3
Average Price ($ / MMcfe)	$8.89	$6.26	$7.83	$6.61
Well Activity[3]
Net Acres Held By Production	30,300	29,500	30,300	29,500
Wells Drilled	9	9	16	19
Active Wells	510	491	510	491

[1]	Includes our share of venture activity. Forestar’s share of venture natural gas production activity is 112 MMcf and 398 MMcf in third quarter and first nine months 2011, and 138 MMcf and 346 MMcf in third quarter and first nine months 2010. Forestar owns a 50% interest in this venture.

[2]	MMcfe — Million Cubic Feet Equivalent (converting oil to natural gas at 6 Mcfe / Bbl)

[3]	Wells are owned and operated by third-party lessees / operators
THIRD QUARTER 2011
MINERAL RESOURCES PIPELINE1
          Forestar’s mineral resources segment includes approximately 602,000 net mineral acres principally located in Texas, Louisiana, Alabama and Georgia.

	Available		Held by
State	for Lease	Leased	Production	Total[2]
Texas	191,000	36,000	25,000	252,000
Louisiana	116,000	23,000	5,000	144,000
Georgia	164,000	—	—	164,000
Alabama	40,000	—	—	40,000
California	1,000	—	—	1,000
Indiana	1,000	—	—	1,000

Total	513,000	59,000	30,000	602,000

[1]	Includes ventures

[2]	Excludes 477 net mineral acres located in Colorado

FORESTAR GROUP INC.
FIBER RESOURCES SEGMENT
PERFORMANCE METRICS

	Third Quarter		First Nine Months
FIBER RESOURCES	2011	2010	2011	2010
Fiber Sales *
Pulpwood Tons Sold	85,800	116,900	222,100	295,600
Average Pulpwood Price / Ton	$7.57	$9.41	$8.57	$10.31
Sawtimber Tons Sold	22,900	37,500	51,200	90,900
Average Sawtimber Price / Ton	$14.33	$17.79	$15.47	$19.23
Total Tons Sold	108,700	154,400	273,300	386,500
Average Price / Ton	$8.99	$11.45	$9.86	$12.41
Recreational Activity
Average Acres Leased	164,600	205,900	185,300	209,900
Average Lease Rate / Acre	$8.28	$8.60	$8.84	$8.33

*	The majority of our fiber sales were to Temple-Inland Inc. at market prices.

FORESTAR GROUP INC.
REAL ESTATE SEGMENT
PERFORMANCE METRICS

	Third Quarter		First Nine Months
REAL ESTATE	2011	2010	2011	2010
Owned, Consolidated & Equity Method Ventures:
Residential Lots Sold	311	187	808	617
Revenue per Lot Sold	$46,200	$48,800	$48,900	$49,600
Commercial Acres Sold	—	0.4	24.0	16.7
Revenue per Commercial Acre Sold	—	$623,400	$157,900	$84,400
Undeveloped Acres Sold	550	1,150	3,960	4,700
Revenue per Acre Sold	$2,800	$3,800	$2,600	$3,700
Owned & Consolidated Ventures:
Residential Lots Sold	155	105	458	356
Revenue per Lot Sold	$52,200	$52,300	$55,300	$54,100
Commercial Acres Sold	—	—	4.0	1.3
Revenue per Commercial Acre Sold	—	—	$185,300	$121,700
Undeveloped Acres Sold	550	1,150	3,940	4,700
Revenue per Acre Sold	$2,800	$3,800	$2,600	$3,700
Ventures Accounted For Using the Equity Method:
Residential Lots Sold	156	82	350	261
Revenue per Lot Sold	$40,200	$44,200	$40,600	$43,400
Commercial Acres Sold	—	0.4	20.0	15.4
Revenue per Commercial Acre Sold	—	$623,400	$152,500	$81,300
Undeveloped Acres Sold	—	—	20	—
Revenue per Acre Sold	—	—	$3,000	—
THIRD QUARTER 2011
REAL ESTATE PIPELINE

		In
		Entitlement		Developed &	Total
Real Estate	Undeveloped	Process	Entitled	Under Development	Acres*
Undeveloped Land
Owned	108,869
Ventures	6,958				115,827

Residential
Owned		24,867	8,211	571
Ventures			4,366	496	38,511

Commercial
Owned		2,723	1,118	550
Ventures			454	224	5,069

Total Acres	115,827	27,590	14,149	1,842	159,407

Estimated Residential Lots			24,793	3,181	27,974

* In addition, Forestar owns a 58% interest in a venture which controls approximately 16,000 acres of undeveloped land in Georgia with minimal investment. Excludes acres associated with fully developed commercial and income producing properties.

FORESTAR GROUP INC.
PROJECTS IN ENTITLEMENT
A summary of projects in the entitlement process (a) at third quarter-end 2011 follows:

		Project
Project	County	Acres(b)
California
Hidden Creek Estates	Los Angeles	700
Terrace at Hidden Hills	Los Angeles	30

Georgia
Ball Ground	Cherokee	500
Crossing	Coweta	230
Fincher Road	Cherokee	3,890
Fox Hall	Coweta	960
Garland Mountain	Cherokee/Bartow	350
Home Place	Coweta	1,510
Martin’s Bridge	Banks	970
Mill Creek	Coweta	770
Serenity	Carroll	440
Waleska	Cherokee	100
Wolf Creek	Carroll/Douglas	12,230
Yellow Creek	Cherokee	1,060

Texas
Lake Houston	Harris/Liberty	3,700
San Jacinto	Montgomery	150

Total		27,590

(a)	A project is deemed to be in the entitlement process when customary steps necessary for the preparation of an application for governmental land-use approvals, like conducting pre-application meetings or similar discussions with governmental officials, have commenced, or an application has been filed. Projects listed may have significant steps remaining, and there is no assurance that entitlements ultimately will be received.

(b)	Project acres, which are the total for the project regardless of our ownership interest, are approximate. The actual number of acres entitled may vary.

FORESTAR GROUP INC.
REAL ESTATE PROJECTS
A summary of our entitled,(a) developed & under development projects at third quarter-end 2011 follows:

			Residential Lots(c)		Commercial Acres(d)
		Interest	Lots Sold Since	Lots	Acres Sold Since	Acres
Project	County	Owned(b)	Inception	Remaining	Inception	Remaining
Projects we own
California
San Joaquin River	Contra Costa/ Sacramento	100%	—	—	—	288

Colorado
Buffalo Highlands	Weld	100%	—	164	—	—
Johnstown Farms	Weld	100%	115	497	2	7
Pinery West	Douglas	100%	—	—	—	115
Stonebraker	Weld	100%	—	603	—	13
Texas
Arrowhead Ranch	Hays	100%	—	259	—	6
Barrington Kingwood	Harris	100%	—	180	—	—
Caruth Lakes	Rockwall	100%	362	287	—	—
Cibolo Canyons	Bexar	100%	694	721	68	153
Harbor Lakes	Hood	100%	202	247	2	12
Hunter’s Crossing	Bastrop	100%	378	112	38	71
La Conterra	Williamson	100%	78	422	—	58
Maxwell Creek	Collin	100%	719	280	10	—
Oak Creek Estates	Comal	100%	90	557	13	—
The Colony	Bastrop	100%	418	729	22	31
The Gables at North Hill	Collin	100%	203	—	—	—
The Preserve at Pecan Creek	Denton	100%	329	465	—	7
The Ridge at Ribelin Ranch	Travis	100%	—	—	195	—
Westside at Buttercup Creek	Williamson	100%	1,369	145	66	—
Other projects (9)	Various	100%	1,557	16	197	24
Georgia
Villages of Burt Creek	Dawson	100%	—	1,715	—	57
Towne West	Bartow	100%	—	2,674	—	121
Other projects (13)	Various	100%	—	2,834	—	705
Missouri and Utah
Other projects (2)	Various	100%	466	88	—	—

			6,980	12,995	613	1,668
Projects in entities we consolidate
Texas
City Park	Harris	75%	1,176	135	50	115
Lantana	Denton	55% (e)	723	1,537	—	—
Light Farms	Collin	65%	—	2,501	—	—
Stoney Creek	Dallas	90%	110	644	—	—
Timber Creek	Collin	88%	—	614	—	—
Other projects (4)	Various	Various	710	253	26	25

			2,719	5,684	76	140

Total owned and consolidated			9,699	18,679	689	1,808
Projects in ventures that we account for using the equity method Georgia
Seven Hills	Paulding	50%	641	452	26	113
The Georgian	Paulding	38%	289	1,095	—	—
Other projects (3)	Various	Various	1,710	77	3	—
Texas
Bar C Ranch	Tarrant	50%	269	930	—	—
Entrada	Travis	50%	—	821	—	3
Fannin Farms West	Tarrant	50%	323	58	—	15
Harper’s Preserve	Montgomery	50%	42	1,683	—	72
Lantana	Denton	Various (e)	1,438	94	14	44
Long Meadow Farms	Fort Bend	19%	838	1,245	107	113
Southern Trails	Brazoria	40%	475	552	—	—
Stonewall Estates	Bexar	25%	280	108	—	—
Summer Creek Ranch	Tarrant	50%	806	468	—	71
Summer Lakes	Fort Bend	50%	382	748	56	—
Village Park	Collin	50%	368	203	3	2
Waterford Park	Fort Bend	50%	—	210	—	90
Other projects (2)	Various	Various	298	226	—	15
Florida
Other projects (3)	Various	Various	520	325	—	—

Total in ventures			8,679	9,295	209	538

Combined Total			18,378	27,974	898	2,346

(a)	A project is deemed entitled when all major discretionary governmental land-use approvals have been received. Some projects may require additional permits and/or non-governmental authorizations for development.

(b)	Interest owned reflects our net equity interest in the project, whether owned directly or indirectly. There are some projects that have multiple ownership structures within them. Accordingly, portions of these projects may appear as owned, consolidated and/or accounted for using the equity method.

(c)	Lots are for the total project, regardless of our ownership interest. Lots remaining represent vacant developed lots, lots under development and future planned lots and are subject to change based on business plan revisions.

(d)	Commercial acres are for the total project, regardless of our ownership interest and are net developable acres, which may be fewer than the gross acres available in the project.

(e)	The Lantana project consists of a series of 22 partnerships in which our voting interests range from 25% to 55%. We account for three of these partnerships using the equity method and we consolidate the remaining partnerships.
A summary of our significant commercial and income producing properties at third quarter-end 2011 follows:

			Interest
Project	County	Market	Owned(a)	Type	Acres	Description
Broadstone Memorial	Harris	Houston	100%	Multifamily	9	401 unit luxury apartment
Radisson Hotel	Travis	Austin	100%	Hotel	2	413 guest rooms and suites
Palisades West	Travis	Austin	25%	Office	22	375,000 square feet
Las Brisas	Williamson	Austin	59%	Multifamily	30	414 unit luxury apartment
Promesa (b)	Travis	Austin	100%	Multifamily	16	289 unit luxury apartment (construction in progress)

(a)	Interest owned reflects our total equity interest in the project, whether owned directly or indirectly.

(b)	Formerly marketed as the Ridge at Ribelin Ranch.